CONFIDENTIAL                                                 Agreement No. 99-33


                                ACCESS AGREEMENT
                                 BY AND BETWEEN
                     SECURITY UNION TITLE INSURANCE COMPANY
                               ("Security Union")
                                       AND
                            NEW CENTURY TITLE COMPANY
                                  ("Customer")

                                      DATED
                               SEPTEMBER 30, 1999



STD.AGT.  8/98

                                Table of Contents

Recitals                                                                      1
Terms of the Agreement                                                        1
A. Introduction                                                               1
B. On-line Data Base Access                                                   6
C. Physical Access to Title Records                                           9
D. Off-site Access to Certain Title Records                                  11
E. Space Use                                                                 12
F. CPN Inquiry System Use                                                    14
G. Image System Use                                                          16
H. Special Software Use                                                      17
I. TITLE-Tax Service                                                         19
J. DELAYED RECON TRACKING SYSTEM                                             20
K. GENERAL TERMS AND CONDITIONS                                              22
MASTER SCHEDULE                                                         ATTACHED
COUNTY SCHEDULE -  PI/GI                                                ATTACHED
COUNTY SCHEDULE - OTHER SERVICES                                        ATTACHED

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                     SECURITY UNION TITLE INSURANCE COMPANY
                                ACCESS AGREEMENT


     THIS AGREEMENT is being executed on the day of , . The parties to this Agreement are SECURITY UNION TITLE INSURANCE COMPANY, a California corporation ("Security Union") and NEW CENTURY TITLE COMPANY, a California corporation ("Customer").

                                    RECITALS

     This Agreement is being entered into for the purpose of providing Customer with access to certain records or data owned by Security Union or its providers and to certain services or software offered by or through Security Union, pertaining to real property in the County or Counties of the State of California (each, a "County") set forth on the applicable County Schedule(s) or to transactions relating to such real property. Any information furnished hereunder may be contained in physical documents or books (for example, on microfilm or in lot books) or in one or more separate electronically accessible data bases.

                             TERMS OF THE AGREEMENT

     In consideration of the facts recited above and the mutual promises set out below, the parties agree as follows:

                                 A. INTRODUCTION

A.1. SCHEDULES

     Attached hereto and made an integral part hereof are a Master Schedule and one or more County Schedules. By mutual Agreement, Customer and Security Union may amend this Agreement: to add or delete a County Schedule; or to amend any County Schedule to modify the scope of access for a particular County; or to amend the Master Schedule. Customer acknowledges that the fees payable hereunder are subject to change as provided herein and upon any addition to, deletion from, or other modification of a County Schedule.

A.2. CERTAIN JOINTLY OWNED INFORMATION

     In certain Counties, selected Title Record information is jointly owned by Security Union and one or more other co-owners. Customer access to any such jointly-owned information may be provided by a County Schedule to this Agreement or by a separate Agreement among Customer, Security Union and the joint owner(s). If jointly-owned information is made available to Customer under this Agreement, the co-owner(s) is (are) identified on the applicable County Schedule for such County. Co-Owners are protected, included and obligated collectively with Security Union, by all appropriate provisions of this Agreement wherever jointly-owned information is identified on the applicable County Schedule. The term "Security Union" in such circumstances shall include the co-owner(s).


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A.3. CERTAIN DEFINITIONS

     (a) DATA BASES. For each County set forth on a County Schedule, the "Data Bases" consist of certain designated records of Security Union accessible via an on-line system. The PI/GI Data Base includes the property index ("PI") and the General Index (the "GI" and sometimes known as the Individual/Corporation Index). Security Union's Corporation, Limited Partnership and Notary Inquiry System ("CPN System") is a state-wide Data Base which contains certain information provided to Security Union by the Office of the Secretary of State of the State of California. Security Union's Image System contains electronic copies of certain Maps, Official Records and Starters ("Image System"). The Title-Tax Service Data Base consists of tax, bond and assessment information. Security Union may develop, or acquire the right to offer access to, other Data Bases. If access to any such other Data Base is made available by Security Union to Customer, any special terms of such access shall be as set forth in an amendment hereto or on an amended County Schedule, as applicable.

     (b) GROSS TITLE PREMIUMS. The term "Gross Title Premiums" means all premiums and other fees charged by Customer for Title Orders (including cancellation fees), as well as any other reports or products in which Title Records are used and from which Customer generates income. To the extent applicable, such amounts shall be determined and reported by Customer to Security Union on a County by County basis.

     (c) LOT BOOKS. For each County set forth on a County Schedule, "Lot Books" consist of copies of indices in tangible form of recorded documents relating to parcels of real property in such County (for example, Numbered Tracts, Alphabetical Tracts, Ranchos and Sectional Lands). Lot Books may be available as specified in such Schedule.

     (d) MAPS. For each County set forth on a County Schedule, "Maps" consist of copies of diagrams and other graphic representations of boundaries relating to parcels of real property in such County. Maps may be available as specified in such Schedule.

     (e) OFFICIAL RECORDS. For each County set forth on a County Schedule, "Official Records" (excluding Maps) consist of copies of items recorded in the County Recorders' Office. Official Records may be available as specified in such Schedule.

     (f) PROVIDER. The term "Security Union" means each of the persons which owns (or co-own) or distributes, furnishes, licenses or otherwise makes available to Security Union information, software or other similar material which is made available to, or which is used (directly or indirectly) by Customer under this Agreement.

     (g) STARTERS. For each County set forth on a County Schedule, "Starters" consist of copies of previously issued policies of title insurance, preliminary reports, guarantees and binders. Customer acknowledges:
          (1) that the availability of particular Starters under this Agreement shall be determined by Security Union and will not include any Starters of any other company which Security Union may have in its possession by reason of an Agreement with that company if the Agreement with that company contains a provision restricting the use of their Starters to Security Union; (2) that access to Starters

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          issued by Ticor Title Insurance Company of California or its predecessors (the "Ticor Starters") is subject to separate pricing as set forth on the applicable County Schedule; and (3) that Customer shall furnish Security Union a full and complete copy of each Starter issued by Customer on parcels of real property in a County as a condition of having access to Starters from Security Union in such County. Copies of Customer furnished Starters shall be delivered, without warranty as to correctness, to the manager of the Security Union facility which services such County on or before the fifth (5th) work day following the month in which the Starter was issued. Such copies shall become the property of Security Union, free of any restrictions, and Security Union shall have the right to use, reproduce, distribute and sell such copies without accounting to Customer. Customer agrees that neither Security Union nor any person providing copies of Starters to Security Union shall have any responsibility to Customer, or any person claiming through Customer, for any error or omission in any Starter.

     (h) TITLE ORDER. The term "Title Order" means an order, by a customer of Customer, of a Title Search and an examination thereof which may result in the issuance of an evidence of title (for example, a title policy, binder, guarantee, or endorsements) or delivery of other reports or products in which Title Records are used (for example, a preliminary report). Security Union's on-line system contains information on the Title Orders Customer has "opened" on such system.

     (i) TITLE PLANT. The term "Title Plant" means a currently maintained index of land records and copies of Official Records and other materials related thereto, excluding Starters, for a County.

     (j) TITLE RECORDS. For each County set forth on a County Schedule, Security Union or its Security Unions own or have the right to use land title records and materials (including on-line accessible Data Bases, Tax and Assessment records, Lot Books, Maps, Official Records and Starters, each as defined herein) which are sometimes referenced in this Agreement collectively as the "Title Records" for a County. The Title Records shall also include any additions and shall be subject to any deletions made through Security Union's customary daily input and purging procedures. Lot Books, Maps, Official Records, Starters and other materials included in the Title Records are maintained in one or more formats or media determined by Security Union (for example, on microfilm or paper or in electronic form as digital files) and Security Union reserves the right to modify any such format or medium from time to time. Both parties recognize that Security Union or its Security Unions may in the future acquire records and materials through purchase, lease, assignment or other method of transfer and that Security Union may restrict, or may be restricted from allowing, Customer from using such records and materials. Any records and materials so acquired and restricted are not included in this Agreement.

     (k) TITLE-TAX SERVICE. For each County set forth on a County Schedule, "Computerized Tax Service" consists of tax service to Customer by way of access to and retrieval of information from Security Union's subsidiary, Title-Tax, Inc., ("Title-Tax"). Title-Tax Service consists of a data base of computerized tax, bond and assessment information for each County and hereinafter referred to as the "Tax Plant(s)" and includes features for automatic date down of open orders (bad checks and canceled payments included), and making partial tax searches (for current taxes only).

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     (l)  DELAYED RECON TRACKING SERVICE. For each County set forth on a County
          Schedule, "Delayed Recon Tracking Service" consists of services for the purpose of tracking deeds of trust and reconveyances ("Tracking System"). The Tracking System is designed to meet the requirements of California Civil Code "2941(b) (3), which sets forth a procedure in which a title insurer that has processed a pay-off of a deed of trust, can execute and record a Release of Obligation if the trustee does not record a reconveyance within a specified period of time.

     (m) TITLE SEARCH. The term "Title Search" means the functions of identifying, locating and copying the proper accounts and documents (including information from on-line accessible Data Bases, Lot Books, Maps, Official Records, and Starters) which are necessary for examining, reporting on and otherwise issuing an evidence of title on specific parcels of real property.

     (n) PC OR PCS. The term "PC" or "PCs" means a single or group of terminals, workstations or personal computers of all types including printers or any method of accessing information from the Security Union on-line Data Bases by way of telephone data line modem(s).

     (o) INQUIRY(IES). An "Inquiry(ies)" means any instance of accessing Security Union Data Bases including but not limited to, Inquiry by Date/Document reference, General Index (AKA Individual/Corporation) Inquiries and Property Information Inquiries. Each instance of such inquiries to screen and each instance of such inquiries to printer are counted separately.

A.4. ACCESS

        For each County selected on a County Schedule, Security Union grants Customer nonexclusive access during normal working hours (as set by Security Union) to those portions of the Title Records and will perform the services identified in such County Schedule. Such access and services are subject to all the other provisions of this Agreement. For example: (a) if a County Schedule provides for Customer access to on-line Data Bases for which Security Union furnishes software for remote access such as the Image System, then the provisions of section B (On-line Data Base Access), section G (Image System Use), section H (Special Software Use) and section K (General Terms and Conditions) are all applicable to such use; or (b) if Customer does not use Portable Media furnished by Security Union, then the provisions of section D (Off-site Access to Certain Title Records) are not applicable to Customer.

A.5. TERM

        The effective date of this Agreement is set forth on the Master Schedule. Unless sooner terminated in accordance with the provisions hereof, this Agreement shall continue in effect so long as any County Schedule hereunder is in effect. The term of each County Schedule under this Agreement will commence and expire on the dates set forth therein. Unless otherwise provided to the contrary in the Master Schedule or a County Schedule, each County Schedule shall be automatically extended for successive additional terms of duration equal to the Initial Term set forth in the then current Master Schedule unless either party gives written notice to the other party of its election not to so extend at least six (6) months (but not more than twelve (12) months) prior to the end of the initial term or of any additional term for such County Schedule.

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                           B. ON-LINE DATA BASE ACCESS

The provisions of this section B apply, in addition to any other applicable section, if a County Schedule provides that Customer may access any Data Base for such County either from PCs owned by Security Union or Customer at a Security Union facility or from Customer PCs in some other location. Other sections of this Agreement which may be applicable to on-line Data Base access include: section F (CPN System Use), section G (Image System Use), section H (Special Software Use), section I (Title-Tax Service), and section J (Recon Tracking Service) in addition to the other relevant provisions of this Agreement.

B.1. DATA BASE ACCESS FEES

     The monthly fee, monthly minimum fee and additional fees to Customer for on-line access to each Data Base for a County shall be as set forth on the applicable County Schedule. The monthly minimum fee shall be due and payable regardless of whether or not Customer finds it necessary to access such Data Base. Customer shall pay the applicable fee for additional ports for each County in which Customer requires more than two ports into Security Union's on-line system. Customer agrees that in addition to the definition of Inquiry or Inquiries at Section A.3(o), Security Union shall not be responsible to Customer for the number of inquiries made. The reason for inquiries is strictly Customer's responsibility. Customer has observed and understands the Security Union system of inquiry counting and accepts that system, including the amount of data provided to customer by Security Union for purposes of billing, as reasonable.

B.2. CUSTOMER EQUIPMENT, TELEPHONE LINE AND SUPPLIES

     (a) CERTAIN REQUIREMENTS. Security Union will notify Customer of Security Union's requirements for Customer hardware and third party software needed for Customer to connect to Security Union's on-line system. Customer is responsible for the selection, payment and acquisition, installation and maintenance of such hardware and software, and related supplies. Security Union may suspend Customer access to an on-line system if Customer supplied hardware or third party software fails to meet Security Union requirements.

     (b) CERTAIN EQUIPMENT. Security Union will arrange for the installation and maintenance of the telephone data transmission service and the related Customer premises data interconnection device, DSU/CSU or data modem ("modem"). All expenses related thereto (including monthly rental of the modem) are payable by Customer to Security Union.

     (c) SYSTEM ENHANCEMENTS. Customer shall convert to or provide equipment required and as specified by Security Union, at Customer's own expense, to access Security Union Data Base system enhancements.

B.3. SECURITY CONCERNS

     (a) PASSWORDS. In connection with on-line Data Base access, Security Union may establish identification codes and password security. In such cases, Customer is responsible for choosing one or more secure passwords and for keeping all passwords secret. In the event of a security breech or unauthorized access to an on-line Data Base through use of a Customer identification code and password, Customer agrees to contact Security Union immediately upon discovering such a breach. Customer is responsible for the results of and any costs incurred as a

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          result any such unauthorized access until notice of such a security breach is given to Security Union.

     (b) UNSECURE PASSWORDS. Security Union reserves the right to check the security of Customer passwords. If a Customer password is found to be unsecure, Security Union reserves the right to immediately suspend access to the applicable Data Base without notice.

     (c) NO BYPASSING SECURITY. Customer agrees to not attempt to bypass any security mechanisms in place on any Security Union on-line system, or to use any Security Union on-line system or service to attempt to bypass any security mechanisms in place on any other system. This includes, but is not limited to, running any password cracking software, or attempting to access a system which Customer knows or reasonably should know it is not authorized to access in the manner or to the extent attempted.

B.4. INTERRUPTION OF ON-LINE ACCESS

     (a) TEMPORARY INTERRUPTIONS. The parties recognize that the input and retrieval of the information contained in any Security Union computer system is subject to the hazards of temporary interruptions by reason of equipment or communications failures arising out of numerous possible causes and that Security Union is not a guarantor of the constant and continual availability of the Security Union computer system or Customer's access to it. Security Union does, however, agree that it shall maintain a reasonable capability to provide timely, workmanlike repair and maintenance service whenever its computer system becomes temporarily inoperable.

     (b) SECURITY COPY. Security Union further covenants and agrees that it shall at all times maintain a security copy of the Data Bases. The security copy shall be stored away from the location of Security Union's other land records and updated daily.

     (c) INOPERABLE PCS. If PCs located in a Security Union facility and used by or under the management control of either Security Union personnel or Customer personnel become inoperable, the parties shall reasonably cooperate with each other, on a resources available basis, to share in the use of the other's PCs located in such facility without cost for the period of time reasonably necessary to bring the inoperable PC into normal operation. The party having a PC which has become inoperable must take all reasonable steps to place the PC back into an operational status as soon as practicable.

     (d) COMPUTER SYSTEM LIABILITY DISCLAIMER. Notwithstanding any provision of this Agreement to the contrary, Customer agrees that Security Union shall incur no liability to Customer in the event of any damage or destruction to any Security Union computer system or the communications network through which Customer accesses such computer system. Security Union shall not be required to reconstitute or reconstruct the then existing computer system if such computer system is damaged or destroyed from any cause whatsoever.

B.5. SYSTEMS CHANGES

     (a) SYSTEMS CHANGES. It is anticipated that Security Union may, during the term of this Agreement, but without obligation to do so, make certain systems enhancements in the methods of input, storage or retrieval or make other changes or develop new systems or Data Bases. It is agreed by Customer that Security Union will have the right to make enhancements, changes or additions so long as the use by Customer of a

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          Data Base(s) as set forth on the applicable County Schedule(s) is comparable to the use provided to other users of such Data Base(s). Security Union reserves the right to discontinue offering a system or Data Base which has been functionally replaced as a result of any such enhancements or changes upon not less than six (6) months notice to Customers.

     (b) SEPARATELY PRICED OPTIONS. If the benefits or services provided by any systems enhancements, changes or additions mentioned above are offered as separately priced options or services, then any such options or services will not be available to Customer as part of any fees as initially set forth on a County Schedule.

                       C. PHYSICAL ACCESS TO TITLE RECORDS

The provisions of this section C apply, in addition to any other applicable section, if a County Schedule provides that Customer has physical access to Title Records and other materials for such County located in a Security Union facility (whether or not Security Union makes designated space available for use by Customer). On-line access to electronic images of Title Records and other materials is not included in this section.

C.1. STARTERS

     To the extent set forth on the applicable County Schedule(s), Security Union shall make available to Customer those Starters which are physically located at Security Union's facility or within Security Union's Image System for the affected County, subject to the provisions of paragraph A.3.(g).

C.2. LOT BOOKS

     To the extent set forth on the applicable County Schedule(s), Security Union agrees to make available to Customer Lot Books located at Security Union's facility for such County(s).

C.3. MAPS

     To the extent set forth on the applicable County Schedule(s), Security Union agrees to make available to Customer Maps located at Security Union's facility for such County(s).

C.4. OFFICIAL RECORDS

     To the extent set forth on the applicable County Schedule(s), Security Union agrees to make available to Customer Official Records located at Security Union's facility for such County(s).

C.5. PHYSICAL ACCESS FEES

     The monthly fee and monthly minimum fee to Customer for physical access to Title Records at a Security Union facility shall be as set forth on the applicable County Schedule. The monthly minimum fee shall be due and payable regardless of whether or not Customer finds it necessary to use any Title Records.

C.6. USE OF EQUIPMENT; REFILING AND PRINTING

     To the extent made available by Security Union at a facility, Customer may use Security Union printers and other duplication equipment on a shared basis with other Security Union customers using such facility. Security Union shall provide personnel and equipment necessary for the refiling of all film cassettes or reels pulled for use by Customer and for printing, upon request, one initial copy for Customer of any physical Title Record which Security Union now or in the future deems necessary to restrict from general access. Security Union shall bill and Customer shall pay its

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     monthly pro rata share of Security Union's cost of providing such equipment and services.

C.7. OWNERSHIP AND USE OF THE SECURITY UNION FACILITY

     (a) SECURITY UNION CONTROL. Customer agrees that the use of the Security Union facilities and its contents shall at all times be in the custody and under the supervision of an employee of Security Union.

     (b) NO REMOVAL OF RECORDS. No part of any Title Record in tangible form (for example, Lot Books or microfilm) shall be removed from the premises of Security Union.

     (c) COPIES OF DOCUMENTS. Subject to the other provisions of this Agreement, Customer shall have the right to make photo copies of individual documents and other Title Record information maintained in a Security Union facility.

     (d) CONDUCT OF EMPLOYEES. The use of a Security Union facility by Customer and the conduct and physical appearance of employees of Customer while on the premises of Security Union shall all be subject to the same directives and instructions by Security Union now or in the future directed to employees of Security Union. Security Union shall have the right to refuse entrance and access to any employee of Customer not complying with directives and instructions of Security Union.

C.8. FUTURE CHANGES TO ACCESS SYSTEMS

     (a) FUTURE CHANGES. Security Union may in the future develop or acquire new systems or enhance existing systems that may provide and require Customer's use of new methods for the retrieval of Title Record information now stored on microfilm or other media by way of the addition of new hardware or software designed to interface with computer storage other than as presently provided for in this Agreement.

     (b) SEPARATELY PRICED OPTIONS. If the benefits or services provided by any new systems or enhancements mentioned above are offered as separately priced options or services, then any such options or services will not be available to Customer as part of any fees as initially set forth on a County Schedule.

                   D. OFF-SITE ACCESS TO CERTAIN TITLE RECORDS

The provisions of this section D apply, in addition to any other applicable section, if a County Schedule provides that Security Union will furnish a copy of specified Title Records on media such as microfilm ("Portable Media") to Customer for use at Customer's premises, in lieu of at a Security Union facility.

D.1. OFF-SITE PORTABLE MEDIA USE FEES

     The initial fee and monthly fee to Customer for off-site use of specified Portable Media shall be as set forth on the applicable County Schedule. Security Union will deliver such Portable Media to Customer within 60 days of complete execution of the applicable County Schedule or amendment thereto which provides for its delivery.

D.2. COPIES OF DOCUMENTS

     Customer will not copy or make duplicate sets in any media of Portable Media made available by Security Union. However, subject to the other provisions of this Agreement, Customer shall have the right to make photo

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     copies of individual documents and other Title Record information maintained on the Portable Media solely for the purpose of use in Customer's work files.

D.3. STORAGE AND RELOCATION OF PORTABLE MEDIA

     Customer will keep the Portable Media made available by Security Union at the premises identified on the applicable County Schedule. Outside of Customer's normal business hours, such Portable Media will be stored in a locked cabinet. No part of such Portable Media shall be removed from the premises of Customer without the consent of Security Union; such consent will not be unreasonably withheld in the event of the relocation of Customer's premises.

D.4. AVAILABILITY ON IMAGE SYSTEM.

     In the event Security Union causes the applicable Portable Media to be available on its Image System, then Security Union may, at its discretion, require Customer to discontinue off-site use of the Portable Media and begin use of the same media via the Image System.

D.5. INSURANCE AND REIMBURSEMENT OF VALUE

     In addition to other insurance required in this Agreement, Customer shall maintain and pay the premium for insurance covering any occurrence of damage or loss of the portable media. The amount of the insurance shall be the amount set forth on the County Schedule providing for the use of the portable media. Customer agrees that the amount set forth in the County Schedule shall be the minimum amount due and payable to Security Union in event of the loss or theft of the portable media.

D.6. RETURN OF PORTABLE MEDIA

     If Customer discontinues active use of Portable Media made available by Security Union in a County, or if any County Schedule under which such Portable Media is made available is terminated or expires, the applicable Portable Media will be returned promptly to Security Union. However, if Customer elects to use the on-line Image System (when, as and if such a system is offered by Security Union for a County), then Customer shall return the affected Portable Media after the lapse of a 60-day transition period.

                                  E. SPACE USE

The provisions of this section E apply, in addition to any other applicable section, in the event that a County Schedule provides that Customer has use of designated space in a Security Union facility for such County.

E.1. DESK SPACE, EQUIPMENT AND SUPPLIES

     (a) DESK AND EQUIPMENT SPACE; AUTHORIZED USE. Security Union agrees to make available, at Security Union's facility, certain office space for desks and equipment as may be reasonably necessary to be used by employees of Customer for the purpose of permitting physical access to the Title Records maintained at such facility in tangible form to the extent set forth on the applicable County Schedule. Customer shall use such office space solely to perform Title Searches of specific parcels of real property which are the subject of Title Orders to Customer or normal customer service provided by Customer. Customer functions not related to performing a Title Search, including without limitation the actual examination of the title and the process of "writing up" a title examination, are not to be performed at a Security Union facility.

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     (b)  EQUIPMENT AND SUPPLIES. All equipment and third party services (for example, microfilm viewer-printers, copiers and telephone service) used by Customer's employees at a Security Union facility are to be installed and paid for by Customer, and all supplies and materials used by Customer's employees at such facility are to be paid for by Customer. However, Customer may use Security Union's equipment and services, to the extent available and as provided in section C.6. All personal property stored by Customer in a Security Union facility will be at the sole risk of the Customer. Security Union shall not be liable for any misuse or unauthorized use of Customer's equipment or property, including telephone equipment and lines. Customer acknowledges that Security Union may charge access fees relating to third party vendor access to Security Union facilities such as telephone equipment rooms.

     (c) EMERGENCY ACCESS. In emergency situations, Security Union will, at the expense of Customer, cooperate with Customer in endeavoring to provide for the opening of a Security Union facility and the supervision by an employee of Security Union, for Customer's physical access to Title Records in order to satisfy Customer's reasonable access requirements. Customer shall comply with the policies of the manager of the applicable Security Union facility regarding reasonable notice and other emergency access requirements.

E.2. SPACE USE FEE

     (a) FEES. The monthly fee and monthly minimum fee to Customer for use of the office space occupied by Customer's personnel, equipment and furniture at Security Union's facility shall be as set forth on the applicable County Schedule. The monthly minimum fee shall be due and payable regardless of whether or not Customer finds it necessary to use space at a Security Union facility. Adjustments shall be made to the space use fee effective on the first day of a month designated by Security Union on the applicable County Schedule; after the initial adjustment date, such adjustment date may be changed upon advance written notice by Security Union; however, such adjustments will not be made more frequently than every twelve months during the initial term and any additional term of the applicable County Schedule. The adjustment in the fee shall be an increase or a decrease as necessary to adjust the space use fee to an amount equal to the actual average square foot building expense of the prior twelve month period, together with the rent rate to be paid by Security Union during the succeeding twelve month period. Building expenses shall include, but not be limited to: premises rent, utilities, music/paging system, janitorial and refuse service, building, parking lot, rest room, heating and air conditioning maintenance, together with a ten percent (10%) administrative fee.

     (b)  MINIMUM SPACE. The amount of space set forth on the applicable County
          Schedule is Customer's minimum space requirement for such County. In Security Union's discretion and on a space available basis, Customer may increase its minimum space requirement, and Customer shall pay for increased minimum space at the same square footage rate as for its prior minimum space. The minimum space required may be decreased only if Security Union has a substitute use or other need for such decreased amount of space. Any decrease in the minimum space requirement must be agreed to in writing by both parties.

                            F. CPN INQUIRY SYSTEM USE

The provisions of this section F apply, in addition to any other applicable section, if a County Schedule provides that Customer may access that portion of the Title Records known as the CPN System either from Security Union or Customer PCs at a Security Union facility or from a Customer PC in some other location. Since the CPN System is a Data Base and a Product is furnished to Customer in connection with Customer's on-line access, section B (On-line Data Base Access) and section H (Special Software Use) are also applicable in addition to the other relevant provisions of the Agreement.

F.1. CPN SYSTEM

Security Union shall, through use of the CPN System, provide Customer at the location(s) specified on the applicable County Schedule with data as to the status of corporations, limited partnerships and notaries, as such information is provided to Security Union by the Office of the Secretary of State of the State of California.

F.2. CPN SERVICE FEES

The service fee for inquiries into the CPN System shall be as set forth on the applicable County Schedule. Security Union reserves the right to increase such fees upon thirty (30) days written notice.

F.3. STANDARD OF PERFORMANCE

Security Union is purchasing the basic information for the CPN System from the Office of the Secretary of State of State of California. In addition to all warranty exclusions, disclaimers, limitations of liabilities and indemnities applicable to Title Records generally, Security Union disclaims any responsibility or liability for the accuracy of any of the information contained therein or for any information delivered to Customer. THE INFORMATION IS PRODUCED AND SOLD FOR GENERAL INFORMATION PURPOSES ONLY, SAID INFORMATION IS NOT TO BE CONSTRUED AS HAVING THE LEGAL EFFECT OF A CERTIFIED COPY BY THE SECRETARY OF STATE OF ANY OF THE INFORMATION OR AN OFFICIAL CERTIFICATION OF FILING BY THE SECRETARY OF STATE. When information is displayed on a video display, the following statement shall appear continuously on the first screen line at the beginning of each record in pica size type or larger and in capitals:

     THIS DATA IS FOR INFORMATION PURPOSES ONLY, CERTIFICATION CAN ONLY BE OBTAINED THROUGH THE SACRAMENTO OFFICE OF THE CALIFORNIA SECRETARY OF STATE.

Such statement may not be altered, abbreviated or modified in any way. Customer shall indemnify, defend and save harmless Security Union and the State of California, their officers, directors, affiliates, agents and employees from any and all claims and losses accruing or resulting to any and all persons, firms or corporations as a direct result of errors or omissions introduced into the CPN System or data by anyone or/and resulting from the dissemination by anyone of any or all of the information contained in the CPN System.

                               G. IMAGE SYSTEM USE

The provisions of this section G apply, in addition to any other applicable section, if a County Schedule provides that Customer may access that portion of the Title Records known as the Image System for such County either from Security Union or Customer PCs at a Security Union facility or from a Customer PC in some other location. Since the Image System is a Data Base and a Product is furnished to Customer in connection with Customer's on-line access, section B (On-line Data Base Access) and section H (Special Software Use) are also applicable in addition to the other relevant provisions of the Agreement.

G.1. IMAGE SYSTEM

     Security Union shall, through use of the Image System, provide Customer at the location(s) specified on the applicable County Schedule with electronic copies of document images via on-line access to such system.

G.2. IMAGE SERVICE FEES

     The service fees for inquiries into the Image System shall be as set forth on the applicable County Schedule. The amount of such fees will depend on one or more factors, including: the form of service utilized by Customer (for example, Automated Image Service or On-Demand Image Service), the basis of the document request (for example, Per Item Basis or Per Order Basis), the type of document(s) requested (for example, Official Records, Maps, Starters, etc.), the quantity of the document(s) requested, etc., as set forth on the applicable County Schedule. If copies of documents are maintained in folders on the Image System, storage fees will be incurred. The total fees for on-line access to the Image System for each month will be no less than the amount specified as the minimum monthly fee for Image System use on the applicable County Schedule. This minimum monthly fee will be due and payable regardless of whether or not Customer retrieves any document images.

G.3. STANDARD OF PERFORMANCE

     In addition to all warranty exclusions, disclaimers, limitations of liabilities and indemnities applicable to Title Records generally: In the event that Customer discovers an error, defect or omission in any document image, Security Union's sole obligation, and Customer's exclusive remedy with respect thereto, is to replace such image with a duplicate image of the applicable document if a better image is available from the source thereof (for example, for a recorded document, in the official records of the applicable County Recorder).

                             H. SPECIAL SOFTWARE USE

The provisions of this section H apply, in addition to any other applicable section, if Security Union delivers one or more computer software programs or products (each a "Product" and including any enhancements thereto) to Customer for use either on Security Union or Customer PCs at a Security Union facility or on Customer PCs in some other location. A Product may be delivered to Customer as a "stand alone" item or in connection with another service set forth on a County Schedule.

H.1. USE OF THE PRODUCT

     Security Union grants Customer a non-exclusive, non transferable license to use each Product covered by and subject to this section H during the term of the applicable County Schedule on any PC which meets the Security Union's specifications. At the expiration or termination of the applicable County Schedule, Customer will purge all copies of the Product from its PCs and any storage media, and upon request of Security Union certify that it has done so.

H.2. LICENSE FEES

     If use of a Product is subject to a separate license fee, the monthly fee, monthly minimum fee and any additional fees for such shall be as set forth on the applicable County Schedule. The amount of such fees will depend on one or more factors, including: the authorized number of copies, PCs or users; the number of inquiries; separately priced options, if any, selected; etc. Products for which the fees are based on the number of licensed copies, PCs or users, shall not be used in excess of the applicable quantity or other limitation set forth on the applicable County Schedule without Customer notifying Security Union, executing the applicable updated County Schedule and the payment of additional fees from the date such excess use commences.

H.3. RESTRICTED USE

     Customer shall use the Product solely for the purpose of accessing a Security Union Data Base to the extent provided on the applicable County Schedule or for such other purpose set forth in the user materials accompanying the Product.

H.4. BACKUP COPIES

     In addition to the authorized number of licensed copies, Customer may make one copy of the Product software for backup purposes. Written documentation may not be copied or distributed to others.

H.5. CERTAIN RESTRICTIONS

     Customer shall not disclose or transfer the Product, or any copy thereof, except in connection with a permitted transfer of the Agreement. Customer shall not reverse engineer, decompile, disassemble, copy or create a derivative work of the Product contrary to this Agreement or applicable law.

H.6. TELEPHONE SUPPORT AND MAINTENANCE

     Security Union will provide (i) reasonable amounts of consultation via telephone to assist Customer in the use of the Product and (ii) all enhancements to the Product developed by Security Union and generally made available to other Security Union customers of the Product, except separately priced options. Unauthorized changes or attempted changes by Customer to the Product or the failure of Customer to properly install the Product or updates thereto, shall, at the sole and exclusive option of Security Union, terminate the support and maintenance provisions of this Agreement with respect to such Product. In the event Security Union provides services at Customer's request to correct a suspected error, and such error is either non-existent or the result of an unauthorized change to the Product, Customer agrees to compensate Security Union for its services, but in no case shall said compensation exceed Security Union's prevailing commercial prices plus reasonable expenses.

H.7. LIMITED WARRANTY/LIMITATION OF LIABILITY

     The Product is licensed to Customer "AS IS." The provisions of section K (General Terms and Conditions) relating to warranty exclusions, disclaimers, limitations of liabilities and indemnities are applicable to the use of the Product. Customer assumes full responsibility for the results obtained using a Product.

H.8. U.S. GOVERNMENT RESTRICTED RIGHT

     The Product and related materials are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and
     (2) of the Commercial Computer Software Restricted Rights clause at 48 CFR 52.227-19, as applicable. Contractor/manufacturer is Security Union Title Insurance Company at the address set forth below its signature.

                              I. TITLE-TAX SERVICE

The provisions of this section I apply, in addition to any other applicable section, if a County Schedule provides that Security Union will furnish Title-Tax Service to Customer either from Security Union or Customer PCs at a Security Union facility or from a Customer PC in some other location. Since Title-Tax Service is a Data Base, section B (On-line Data Base Access) is applicable in addition to the other relevant provisions of the Agreement.

I.1. TAX SERVICE

     Security Union shall through its subsidiary, Title-Tax Inc., provide the services described in this section and at section A.3(K) of this Agreement.

I.2. ADDITIONAL SERVICES

     Security Union agrees that the following additional services will be provided to Customer pertaining to real property located in the County(s).

     (i) The current status of real property taxes and depositing payments of taxes and assessments furnished by the Customer with the designated taxing authority in said County(s), and

     (ii) Abstracting of court records of the courts located in the County(s), including the United States Bankruptcy Court, the Superior Court and the Municipal Court (including the Small Claims Division); and filing Satisfactions, Releases and other court documents as furnished by Customer, in the above mentioned Courts, all hereinafter referred to as "Court Services".

I.3. MINIMUM MONTHLY FEE.

     Customer agrees that during the period of this Agreement, Customer shall pay Title-Tax each month a minimum monthly fee. That fee shall be the per order fee(s) set forth on the County Schedule for each and every title order Customer opens for the County(s) regardless of whether or not Customer finds it necessary to use Title-Tax Services for any order(s).

I.4 REIMBURSEMENT OF EXPENSES

     Customer agrees to reimburse Title-Tax, monthly, for any out-of-pocket expenses incurred by Title-Tax. "Out-of-pocket expenses" means any amount paid or service performed, and not specifically provided for in the Agreement by Title-Tax on behalf of Customer. Such out-of-pocket expenses shall be billed monthly by Title-Tax to Customer. Such billing is to be paid by Customer within ten (10) days of the receipt thereof.

I.5. INDEMNIFICATION

     Title-Tax shall indemnify and hold Customer harmless for losses resulting from the errors or omissions in the Tax Plant or from the errors or omissions of Title-Tax's employees in obtaining or reporting information requested by Customer up to a maximum of Twenty-five Thousand Dollars ($25,000.00) per order; provided, however, Title-Tax shall not be liable for errors or omissions (1) of any state, county, or local municipality employee; or (2) contained in the records, files, books or documents (including magnetic tape files) of said state, county or municipality; or
     (3) by reason of any revision, correction or change made in such records, files, books or documents after their incorporation into the Tax Plant.

                        J. DELAYED RECON TRACKING SERVICE

The provisions of this section J apply, in addition to any of the applicable sections, if a County Schedule provides that Security Union will furnish Delayed Recon Tracking Service to Customer from either Security Union or Customer PCs at a Security Union facility or from a Customer PC in some other location. Since the Delayed Recon Tracking System includes access to a Data Base and a Product is furnished to Customer in connection with Customer's on-line access, section B (On-line Data Base Access) and section H (Special Software Use) are also applicable in addition to the other relevant provisions of the Agreement.

J.1 DELAYED RECON TRACKING SERVICE

     Security Union shall provide Customer with the following services through use of the Tracking System and Security Union employees by performing the following:

     * Initiate tracking requests not less than twice a week upon receipt of tracking information as provided by Customer.

     *    Enter all data necessary to initiate the tracking of a deed of trust.

     * Review daily "adds report" to ensure all tracking requests given to Security Union have been entered into the Tracking System.

     * Provide Customer with a copy of any "matched report" generated by the system which lists reconveyances that have been recorded for deeds of trust that have been entered into the Tracking System. If no recorded reconveyance is found in Security Union's Title Plant System 80 days after the entry of the tracking request, Security Union will:

     *    Sign and notarize the "Affidavit of Service by Mail".

     * Sign and mail "Notice of Intent to Record Release of Obligation Under Deed of Trust" to the appropriate parties per CC "2941(b)(3).

     If no recorded reconveyance is found in Security Union's Title Plant System, 91 days after the entry of the tracking request, Security Union will deliver to Customer, the signed Affidavit of Service by Mail, a copy of the Notice of Intent to Record Release of Obligation Under Deed of Trust and the Release of Obligation under Deed of Trust to be signed and recorded by the Customer.

J.2 CUSTOMER'S OBLIGATION.

     In order to assure prompt and quality service, Customer shall provide to Security Union, a completed Delayed Recon Tracking Data Form ( to be designed and provided by Security Union), to enable Security Union's Delayed Recon Tracking System Operator to complete the input of the tracking information.

J.3 LIABILITY

     (a) LIMITATION OF DAMAGE. Security Union shall be responsible for any Security Union input error in entering the data as provided by Customer into the Tracking System, but only to the extent of the fees charged for the tracking input found to be in error. Upon being advised of an error by Customer, Security Union will either re-process the tracking request at no charge or allow Customer credit for the fees charged for the input that was in error, as directed by Customer.

     (b)  DISCLAIMER OF LIABILITIES. In addition to the provisions of section
          K.14 (b) of this Agreement, Security Union and Customer agree that no other person, firm or corporation not a party to this Agreement has or shall acquire any rights under this Agreement. Security Union and Customer also agree that Security Union assumes no liability, and shall not be held liable to any property owner or party to any deed of trust entered in the Tracking System, except as stated at Paragraph J.3(a) above.

     (c) ACCURACY OF CUSTOMER INFORMATION. It is understood and agreed between the parties that Security Union will rely, on the accuracy of the information provided by Customer. It is further understood and agreed between the parties that Security Union will make no investigation into and shall have no responsibility for the propriety, or lack thereof, of releasing any deed of trust entered into the Tracking System.

J.4 USE OF TRACKING SYSTEM.

     Services furnished to Customer under this Agreement are to be used by Customer solely for the purpose of tracking reconveyances on specific parcels of real property involved in Customer's title orders.

J.5 CANCELLATION OF DELAYED RECON TRACKING SERVICES.

     Security Union may cancel the services provided by this section without any prior written notice for any of the following reasons:

     (a) CUSTOMER DISCONTINUES BUSINESS IN COUNTY. For any County in which Customer discontinues business for any reason whatsoever. Since it will be difficult for Security Union to determine the extent of its damages should this Agreement or the services provided by this section be canceled prior to its original term, Customer agrees to pay to Security Union a sum equal to the total fees for the three months immediately preceding the cancellation, as liquidated damages and not as a penalty.

     (b) TITLE PLANT AGREEMENT CANCELLATION. For any County in which Customer's Agreement with Security Union for use of its title plant(s) terminates for any reason.

J.6. TERMINATION ON DEFAULT BY CUSTOMER

     In the event of a default by Customer for any reason, Security Union will be under no further obligation to continue to mail notices of Intent to Record Release of Obligation under Deed of Trust, or to deliver Release of Obligation under Deed of Trust documents to Customer until such time as said default is cured.

J.7. SYSTEMS CHANGES

     Security Union may in the future develop or acquire systems enhancements that may provide for additional services. These systems enhancements may provide Customer with a more efficient system. If and when those systems enhancements are available, Security Union and Customer will enter into good faith negotiations to arrive at additional charges for Customer's use of the Tracking System.

                         K. GENERAL TERMS AND CONDITIONS

All Customer access to, or use of, Security Union Title Records, systems, products, services or facilities under this Agreement is subject to the provisions of this section K, in addition to any other applicable section.

K.1. LIMITATIONS ON ACCESS

     (a) CUSTOMER USE ONLY. Access to the Title Records, including access to the Data Bases, Lot Books, Maps, Official Records, Starters and other materials, products, software and services, shall be limited to the employees of Customer who perform Title Searches of specific parcels of real property pursuant to Title Orders of, and related customer service for, customers of Customer. Such limitation will apply whether such use or access is at a Security Union facility or at some other location used by Customer.

     (b) NO TOURS OR DEMONSTRATIONS. Customer will not (1) conduct any 'tour' of, or give access to, any facility where the Title Records are located, or (2) demonstrate the use of the Security Union on-line system or other systems, or make the documentation for such systems available, except to train and indoctrinate persons who are authorized employees and contractors of Customer acting within the scope of this Agreement.

K.2. OWNERSHIP AND USE

     (a) TITLE RECORDS. The Title Records shall at all times remain the property of Security Union or its Security Unions.

     (b) PRODUCTS, SYSTEMS AND DOCUMENTATION. All programs, data bases, manuals and documentation relating to any Product, Data Base or system (including without limitation, compression, storage, and retrieval techniques and formats and any enhancements made thereto) are and shall remain the property of Security Union or its Security Unions. Each Product and Data Base compilation is protected by United States copyright laws and international treaty provisions. Customer agrees to treat manuals and documentation provided as part of any Product or system as proprietary information of Security Union or its Security Unions and make them available solely to Customer's employees or authorized representatives on a need-to-know basis. Customer further agrees to not make copies of such manuals and documentation. Customer agrees to return all applicable Security Union property upon termination of this Agreement or of a County Schedule.

     (c) NO UNAUTHORIZED USE. Customer agrees to make no reproductions of the Title Records or use or permit use of the information obtained therefrom except as provided in this Agreement.

     (d) TITLE USE ONLY. Title Records made available to Customer under this Agreement are to be used by Customer solely for the purpose of conducting Title Searches of specific parcels of real property and examinations thereof in connection with bona fide Title Orders of Customer. Without limiting the generality of the foregoing, Customer agrees that access to the Title Records shall not be utilized by Customer or any of its employees for the purpose of furnishing any Title Record information to any other title insurance company, title company, or any person, firm or corporation except Customer and Customer's customers in the ordinary course of its business. However, Customer shall have the right to utilize the Title Records to furnish the usual customer service as to inquiry by customers of Customer as regards specific parcels of land or specific documents covered in such Title Records; provided that Customer shall not deliver a copy of any Starter not furnished to Security Union by Customer to any other person.

     (e) NO AGREEMENTS FOR USE BY CUSTOMER. Customer shall not be allowed to provide for extraordinary title service Agreements to its customers. Use of the Data Bases and the Title Records is to be limited to specific bona fide orders for title insurance policies, binders, guarantees, endorsements and reports covering specific parcels of real property. However, Customer shall have the right to utilize the Data Bases and the Title Records to furnish the usual customer service as to inquiry by customers of Customer as regards specific parcels of land or specific information in the Data Bases and the Title Records.

     (f) OTHER USES BY SECURITY UNION. Security Union shall have the right, during the term of this Agreement, to enter into other contracts with any title insurer, title company or any other person, firm or corporation, covering all or any part of the Title Records or Security Union's facilities. Those contracts may include, but shall not be limited to, information access Agreements, Title Plant leases, Title Plant service Agreements, underwriting contracts or any combination of the above.

     (g) NONEXCLUSIVE USE. It is recognized by the parties that Security Union and its affiliates shall continue to use the Title Records in the usual and ordinary course of business of reporting upon and insuring land titles, while at the same time furnishing services to Customer as well as others.

     (h) ADVERTISEMENT OF USE OR OWNERSHIP. During the term of the Agreement, Customer shall not publicize to the public that Customer owns any Title Records or Security Union Title Plant or has any interest therein except such rights as are specifically granted to Customer by this Agreement. Likewise, during the term of this Agreement, Security Union shall not, in any advertisement or publicity, state that Customer is dependent upon Security Union for use of the Title Records or any Security Union facility. Security Union may, however, publicize to whatever extent it may desire, its ownership of the Title Records and its facilities and services.

K.3. CERTAIN REMEDIES

     In the event that Customer (a) makes any unauthorized copy or duplicate set of any Portable Media or Product, or (b) fails to return any Portable Media or Product promptly when due; then Customer acknowledges and agrees: (1) that remedies at law shall not be adequate; (2) that Security Union will suffer irreparable harm; and (3) that Security Union shall be entitled, not only to its damages, but also to injunctive relief without the necessity of posting bond.

K.4. DUE CARE USE

     Customer agrees to exercise due care in the use of Security Union facilities, services, systems and information, so as to prevent loss or damage. Customer also agrees that it shall be liable to Security Union (and, if applicable, its Security Unions) for any loss or damage to any property of Security Union or its Security Unions arising out of a failure to exercise due care or arising out of an intentional, dishonest or fraudulent act of an employee of Customer.

K.5. TRAINING AND SPECIAL SERVICES

     (a) TRAINING. Security Union will provide reasonable initial training in the use of Security Union on-line systems or Products at no additional charge per its then current training policies. Customer is responsible for training its new employees; however, additional training requested by Customer will be scheduled and provided on a resources available basis at Security Union's then current fee.

     (b) SPECIAL SERVICES. In the event that Customer requests Security Union to supply special services, reports or items, Customer will pay the then current fees for Security Union labor, out-of-pocket expenses paid or incurred and an administrative fee. Security Union will provide an estimate of such fees upon request.

K.6. PAYMENT DUE DATE; AUDIT

     (a) WRITTEN REPORT. Fees based upon gross title premiums must be paid to Security Union no later than the tenth (10th) work day of each month. At the same time Customer must furnish a written report to Security Union, showing the information necessary to enable Security Union to determine the amount of Gross Title Premiums for the prior month. This information shall be confidential to and used by Security Union's auditors, accounting personnel and management and shall not be used for other purposes by Security Union. The report form shall be designed and furnished by Security Union and signed by an officer of Customer.

     (b) DUE DATE. All monies due from Customer are due and payable to Security Union shall be due and payable within 15 days after the invoice date with the exception of fees based on Gross Title Premiums (including any applicable minimum monthly fee) which are due and payable together with the report for such month as set forth at K.6(a) above.

     (c)  PAYMENT. Reports and payment shall be sent to:

                   Security Union Title Insurance Company
                   1007 East Cooley Drive
                   Colton, California  92324
                   Attention: Accounts Receivable

          Reports and payment shall continue to be sent to this address until notified in writing as set forth in this Agreement. The fees, set forth in this Agreement or in any County Schedule, for any partial month of Customer's use of the Title Records at the beginning or end of any term of the applicable County Schedule shall be prorated according to the total number of days of use as that number of days relates to the total number of days in the affected month. A default exists under this Agreement whenever Customer fails to pay, when due and payable, any sum payable to Security Union for a period of fifteen
          (15) days after the sum has become due and payable. To cure that default, the sum then due, plus a late payment fee equal to ten percent (10%) of the sum then due (or the maximum rate or amount allowed by applicable law if less), must be paid to Security Union.

     (d) AUDIT. Security Union shall have the right to audit the accounts of Customer, at the expense of Security Union, in order to verify the correctness of the sums of money being paid to Security Union by Customer. These audits shall be conducted so as not to unreasonably interfere with the normal business routine of Customer. Upon request of Security Union, Customer shall supply the following to Security Union at the end of each fiscal year:

          * A complete, signed copy of all Customer's audited reports to the Insurance Commissioner of the State of California;

          * Audited financial statements for each County in which fees due hereunder are based upon Customer's Gross Title Premiums in such County.

          No information need be given to Security Union regarding any of the business affairs of Customer other than information necessary to determine the correctness of the amounts of sums paid to Security Union under this Agreement. If the audit discloses that Customer under-reported fees to Security Union, Customer shall pay promptly such under-reported amount, together with interest at the maximum rate allowed by law. In addition, if such under-reported amount is in excess of five percent (5%) of the reported amount for the period covered by the audit, then Customer shall promptly reimburse Security Union for its audit expenses.

     (e) TAXES. The fees and charges do not include taxes. Customer will pay, or reimburse, Security Union for payment of, any applicable sales, use, personal property or similar taxes and any government charges based on transactions hereunder, exclusive of corporate income or franchise taxes based on Security Union's net income.

     (f) FEE ADJUSTMENTS. Except as provided below, Security Union may increase the fees set forth in each County Schedule, annually as of January 1, by the percentage amount indicated by the annual change in the Consumer Price Index for urban wage earners and clerical workers for the Los Angeles/Riverside/Anaheim Area of the State of California as compiled by the U.S. Department of Labor, Bureau of Labor Statistics ("Index") for the twelve (12) months immediately preceding the adjustment date. The provisions of this paragraph K.6.(f) do not apply to fees based on Gross Title Premiums or which are subject to adjustment under other provisions of this Agreement.

K.7. PROVIDER ARRANGEMENTS

     Certain materials and information provided or made available to Customer under this Agreement are obtained by Security Union from third party Security Unions. In the event that any such Security Union fails to deliver (or delays the delivery of) such material or information (through no fault of Security Union) or in the event that any such Security Union materially and adversely modifies the conditions or cost to Security Union of obtaining such material or information, then Security Union, at its option, may: (a) use reasonable efforts to seek alternative sources of supply on commercially reasonable terms; or (b) suspend or terminate its obligations to Customer under this Agreement whether with respect to the portion of such Agreement which relates thereto or with respect to the entire Agreement upon thirty (30) days written notice; or (c) notwithstanding any other provision of this Agreement to the contrary, increase the applicable fees or charges upon thirty (30) days written notice; or (d) any combination of the foregoing. Security Union will incur no liability to Customer with respect to any action or omission under this section K.7. In the event that Customer receives a notice pursuant to this section K.7. substituting a service or increasing the price thereof, then Customer may terminate such service if it notifies Security Union within thirty (30) days after receipt of notice from Security Union regarding such service.

K.8. EQUIPMENT FURNISHED BY SECURITY UNION

     If Customer purchases or leases any equipment from Security Union, then the terms and conditions related thereto are as set forth in an addendum hereto or in a separate Agreement. Unless Customer timely exercises the purchase option, if any, with respect to leased or rented equipment, Customer shall return all equipment leased or rented from Security Union upon termination or expiration of this Agreement as provided on the applicable addendum or Agreement.

K.9. SERVICES NOT FURNISHED

     Security Union shall not be obligated to furnish any information or service not specifically set forth in this Agreement or a County Schedule, including without limitation: (a) any tax, bond or assessment information;
     (b) any title engineer or other help for the purpose of verifying or creating a legal description of land involved in Customer's Title Orders; or (c) any parking facilities for Customer's employees.

K.10. CUSTOMER REPRESENTATION

     Customer hereby represents and warrants to Security Union that neither its execution of this Agreement nor its performance under this Agreement will be a violation of any other Agreement, judgment or order to which it is a party or under which it or its property is subject.

K.11. CUSTOMER INVESTIGATION AND SATISFACTION

     Customer has made its own independent investigation of the Title Records, the operation of the on-line system, Data Bases (including the scope thereof and the method of input, storage and retrieval of the information contained therein), the nature and scope of information available in tangible form, as well as the quality and completeness of all such information, the type of documents indexed, the criteria in effect for including or excluding specific types of documents in daily input procedures, the criteria in effect for deleting by purging procedures, specific types of documents and the method of counting inquiries to the computer. Customer is satisfied that input, storage and retrieval methods, the quality of the Title Records, the criteria for input and purging and the method of counting inquiries to the computer are satisfactory for the purposes intended in this Agreement.

K.12. PERIODIC CUSTOMER REPORTS

     Upon Security Union's request, Customer will provide written verification of information concerning Customer, including points of contact and equipment configurations. Such reports will also include Customer's certification that it is in compliance with the terms and provisions of this Agreement.

K.13. NONLIABILITY FOR INJURY OR PROPERTY DAMAGE

     (a) NONLIABILITY. Security Union shall not be liable for injuries to any employees, guests or invitees of Customer nor for damage to property of Customer caused by the conditions of any Security Union facility.

     (b) INJURY OR PROPERTY DAMAGE. Customer agrees to neither hold nor attempt to hold Security Union, its agents or employees liable for any injury or damage, either proximate or remote, occurring through or caused by any repairs, alterations, injury or accidents in or to the premises, or adjacent to the premises or in other parts of the premises in which Title Records are stored, accessed or located, whether by reason of the negligence or fault of Security Union, another Customer or any other person. Security Union shall not be liable for any injury or damage occasioned by gas, smoke, rain, snow, wind, ice, hail, water, lightning, earthquakes, war, civil disorder, strike, defective electrical wiring or the breaking or stoppage of the plumbing or sewage upon or in the building or adjacent premises, whether the breakdown or stoppage results from freezing or otherwise and no matter how often injury or damage occurs

K.14. WARRANTY EXCLUSIONS AND DISCLAIMERS

     (a) WARRANTY EXCLUSION AND LIMITATION OF DAMAGE. NEITHER SECURITY UNION NOR ITS PROVIDERS MAKE ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING THE ACCURACY OR COMPLETENESS OF THE TITLE RECORDS MADE AVAILABLE TO CUSTOMER, WHETHER IN TANGIBLE FORM OR VIA AN ON-LINE SYSTEM OR CONCERNING ANY PRODUCT. Customer agrees that in no event shall Security Union (and, if applicable, its Security Unions) be liable for any lost profits or for any special, consequential or exemplary damages, even if Security Union has been advised of the possibility of such damages.

     (b) DISCLAIMER OF LIABILITIES. Security Union and Customer agree that no other person, firm or corporation not a party to this Agreement acquires any rights under this Agreement except as specifically provided herein. Security Union and Customer also agree that Security Union (and, if applicable, its Security Unions) assumes no liability and shall not be held liable to Customer, or to Customer's customers or insureds, or to any other person to whom Customer may furnish any title policy, binder, guarantee, endorsement or other title assurance, or any report or title information, by reason of any error or omission or assertion of error or omission in any information (including any Title Records obtained from a Security Union facility or via an on-line system and furnished to Customer by Security Union) or resulting from the use of any Product.

K.15. INDEMNIFICATION

     (a) ALLEGED ERRORS OR OMISSIONS. If Customer, or any customer of Customer or any other person claims or asserts that Security Union or its Security Unions have any liability by reason of an error or omission in any information (including Title Records obtained from any Security Union facility or via an on-line system) furnished to Customer by Security Union or resulting from the use of any Product, Customer agrees to indemnify and hold Security Union, its affiliates and its Security Unions, and their respective directors, officers, employees and agents (the "Indemnified Parties") harmless from and against the claim or demand, including all costs, expenses, attorneys' fees and actual loss or losses incurred or sustained by reason of the claim or assertion.

     (b) PERSONAL INJURY AND PROPERTY DAMAGE. Customer accepts the premises where the Title Records used by Customer are located and agrees to defend, indemnify and hold the Indemnified Parties harmless from any and all claims, damages, liabilities, losses or actions, including costs, expenses and attorneys' fees, arising out of actions or claims by employees, guests or invitees of Customer, by reason of death, injuries to person or damage to property arising out of or relating to use of such premises or use of any equipment located on such premises.

     (c) OTHER MATTERS. Customer will indemnify, defend and hold harmless the Indemnified Parties, against and in respect to any and all claims, damages, liabilities, losses or actions, including costs, expenses and attorneys' fees, arising out of actions or claims which any Indemnified Party may at any time suffer, incur, or become subject to as a result of or in connection with any of the following: (1) the inaccuracy of any representation made by Customer; (2) Customer's breach of, or failure to perform, any of its warranties, covenants, promises, or obligations arising under this Agreement; (3) Customer's violation of any Federal, State or local law or regulation.

     (d) PROCEDURES. When a claim or assertion is made, Security Union agrees to promptly give notice to Customer. Customer shall have the right, if it so elects, to provide for the defense of Security Union, in any action or litigation based upon or involving the claim or assertion, by counsel of Customer's own choosing, and approved in writing by Security Union, at Customer's own expense and to pursue litigation to final determination. Customer shall also have the right, whether or not any action or litigation results, to compromise or settle the claim on behalf of Security Union but at the sole cost of Customer.

K.16. INSURANCE

     If Customer employees are authorized physical access to Title Records at, or space use in, any Security Union facility, Customer agrees to maintain and pay the premium for the following insurance coverage during the entire term of this Agreement, together with any special endorsements as specified:

     (a) WORKERS' COMPENSATION INSURANCE. Workers' Compensation Insurance to meet statutory requirements of the State of California (or approval by the State of California to be permissibly self-insured) and Employers' Liability coverage with minimum limits of One Million Dollars ($1,000,000.00) for all persons employed by Customer who may come on to or occupy the premises of Security Union and Customer shall have its carrier waive any right of subrogation thereunder with respect to Security Union.

     (b) COMPREHENSIVE GENERAL LIABILITY INSURANCE. Comprehensive General Liability Insurance covering all injuries to persons or damages to property that occur in or about the premises of Security Union. This policy shall provide at least the following coverage and limits:

          (1)  The policy shall name Security Union as an Additional Insured.

          (2) The policy shall carry a minimum combined single liability limit of One Million Dollars ($1,000,000.00), or such higher amount as Security Union may from time to time reasonably require.

          (3) The policy shall be endorsed with a cross-liability endorsement stating that in the event that a claim is brought by one insured against another insured under the policy, or by an employee of one insured against another insured under the policy, each insured shall be considered a separate insured for the purpose of the insurance.

          (4) The policy shall be written on a 'caused by any occurrence' rather than written on the 'caused by accident' basis for bodily injury and property damage liability coverage.

          (5) The policy shall be written with a blanket contractual liability endorsement providing automatic coverage for bodily injury or property damage, assumed under any type of written contract in addition to types of contracts defined in the policy form, except any contract under which the insured assumes liability for the sole negligence of an indemnified party.

          (6) The policy shall be written using a 'personal injury' endorsement providing coverage for claims arising out of false arrest, false imprisonment, defamation of character, libel and slander, wrongful eviction, and invasion of privacy, and such endorsement shall not contain an exclusion of coverage for claims for personal injury (or death) brought by employees of an insured (or heirs or personal representatives of a deceased employee).

     (c) PROPERTY DAMAGE INSURANCE. Customer shall obtain and maintain during the entire term of this Agreement All Risk Property Damage coverage for its personal property, trade fixtures, any interior improvements constructed within the premises of Security Union and any alterations to the premises made by Customer pursuant to any County Schedule under this Agreement, all on a replacement cost basis. Customer shall have its carrier waive any right of subrogation on behalf of Security Union. To the extent that Customer has Security Union property (such as modems, other equipment or Portable Media) on the premises of Customer, Customer shall insure such property in an amount sufficient to cover the replacement cost thereof.

     (d)  OTHER INSURANCE MATTERS

          (1) All insurance required of Customer under this Agreement shall be primary coverage and shall not be contributing with any other insurance maintained by Security Union. The insurance must be written by insurance companies reasonably satisfactory to Security Union. Customer must provide Security Union prior to occupancy, and annually thereafter, satisfactory Certificates of Insurance evidencing Customer's compliance with the minimum requirements as specified in this clause. The Certificates of Insurance supplied by Customer to Security Union must specify that thirty (30) days written notice of cancellation or non-renewal shall be provided to Security Union.

          (2) The insurance policies must insure performance by the Customer of the indemnity provisions of this Agreement related to the use of the premises.

          (3) If Customer fails to obtain any of the insurance required in this Agreement, Security Union may, but is not obligated to, obtain the insurance on behalf of Customer and the cost of obtaining the insurance must be paid by Customer as additional fees with the first payment of fees which are due subsequent to Security Union incurring any such costs.

K.17. TITLE PLANT BUILT BY CUSTOMER

     Customer agrees that if at any time during the term of this Agreement it elects to build or participate in the building of a Title Plant or to continue the maintenance of its existing Title Plant for any County, it shall do so without the use of any Title Records obtained from a Security Union facility or via any Security Union on-line system. An election by Customer to build or participate in the building of a Title Plant or the maintenance of its existing Title Plant shall not discharge or relieve Customer of any of its obligations under this Agreement.

K.18. DISASTER OR OTHER INTERRUPTION OF SERVICE

     If at any time either party to the Agreement is prevented from performance when due (other than performance consisting of payment of money) by a disaster such as or resulting from flood, hurricane, cyclone, earthquake, fire or other event commonly referred to as an Act of God, causing extensive destruction or damage; or by acts of war, riot, unlawful assembly, strikes, explosions, peaceful protest gatherings or other similar events causing or accompanied by a lack of access or extensive destruction; so that it is impossible or unreasonably difficult for that party to perform, then its failure to perform when performance is due shall be deemed excused. Provided, however, that party must take all reasonable steps to remedy its non-performance or delay in performance with the least possible delay, and by doing whatever may reasonably be done to mitigate the adverse effect of its non-performance upon the other party to this Agreement.

K.19. CHANGE OF LOCATION

     Security Union shall have the right at any time to move the physical location of each of the Security Union on-line systems, Data Bases, Title Records or facilities from one location to any other location. Security Union shall endeavor to provide Customer three (3) months notice where any such change of location would effect the space or physical access to Title Records furnished to Customer under this Agreement

K.20. COMPETITION

     This Agreement shall not operate to deny either party the right and opportunity to compete with each other, or to compete on an equal basis on the open market. Nothing contained in this Agreement is to be deemed to constitute an association, partnership or joint liability between the parties. The parties have no intention or thought to agree between themselves, or even to confer together, as to underwriting methods, as to fees or premiums to be charged by them to their customers, or as to any other processes or practices of either party except as otherwise stated or prescribed by any Issuing Agency Agreement entered into between the parties or, if applicable, their affiliates.

K.21. DEFAULT

     (a) TERMINATION ON DEFAULT. If either party does not faithfully perform all of the terms and provisions of this Agreement or in any manner fails, refuses or neglects to perform its obligations under this Agreement and does not cure that default within ten (10) days after receipt of written notice specifying the default, then this Agreement may be terminated by the party not in default.

     (b) SUSPENSION OF SERVICE. In the event of default not timely cured, Security Union may discontinue the right of Customer to any access or service provided for in this Agreement without liability.

     (c) NONEXCLUSIVE REMEDIES. If an uncured breach of Customer relates to a County, Security Union may elect to terminate the applicable County Schedule(s) or suspend service to Customer in the applicable County; alternatively, in the event of an uncured breach of Customer, Security Union may elect to terminate or suspend service to Customer under all Agreements between Customer and Security Union. Any right of termination or suspension of service is in addition to any other remedy under the applicable Agreement or provided by law or in equity.

     (d) NON-WAIVER. Failure by either party to declare a termination of this Agreement for the breach of any one or more of the provisions contained in this Agreement or a failure of either party to take action under the provisions of this Agreement for a breach shall never be construed as a waiver of the breach or any subsequent breach of the same or other provisions of this Agreement. But, on the contrary, either party may at any time take advantage of and act upon the breach in accordance with applicable provisions of this Agreement.

K.22. CONSTRUCTION AND PERFORMANCE

     This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared this Agreement. The headings of each section and paragraph are to assist in reference only and are not to be used in the interpretation of this Agreement.

K.23. DISPUTE RESOLUTION

     If either party institutes an action against the other party for breach of this Agreement, at Security Union's option, arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). The arbitration shall be conducted in Los Angeles by a single arbitrator. If the parties have not agreed to a mutually acceptable arbitrator within thirty (30) days of the date of the notice to arbitrate, the arbitrator shall be selected by the AAA from its regularly maintained list of commercial arbitrators familiar with matters similar to the subject of this Agreement. The arbitrator shall conduct a single hearing for the purpose of receiving evidence and shall render a decision within thirty (30) days of the conclusion of the hearing. The parties shall be entitled to require production of documents prior to the hearing in accordance with the procedures of the Federal Rule of Civil Procedure, shall exchange a list of witnesses, and shall be entitled to conduct up to five (5) depositions in accordance with the procedures of the Federal Rules of Civil Procedure. The decision of the arbitrator shall be binding and final. The arbitrator may award only compensatory damages, and not exemplary or punitive damages. In the event a party asserts multiple claims or causes of action, some but not all of which are subject to arbitration under law, any and all claims subject to arbitration shall be submitted to arbitration in accordance with this provision.

K.24. ATTORNEYS' FEES AND COSTS

     If either party institutes an action against the other party for breach of this Agreement, the successful party shall be entitled to recover costs, expenses and attorneys' fees as the court (or if applicable, the arbitrator) directs.

K.25. GOVERNING LAW

     This Agreement is to be construed under the laws of the State of California.

K.26. SAVINGS CLAUSE

     If any one or more of the terms, provisions, promises, covenants or conditions of this Agreement, or their application to any person, corporation, other business entity, or circumstance is to any extent adjudged invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement and their application to other persons, corporations, business entities, or circumstances shall not be affected and shall be valid and enforceable to the fullest extent permitted by law.

K.27. ASSIGNMENT OR TRANSFER

     (a) NON-ASSIGNABLE. This Agreement cannot be assigned, in whole or in part, by Customer without the prior written consent of Security Union, which consent shall not be unreasonably withheld.

     (b) INVOLUNTARY TRANSFER. If Customer's rights and benefits in this Agreement are transferred in whole or in part by involuntary method, or by operation of law, Security Union shall have the right to terminate this Agreement if the result is not satisfactory to Security Union.

     (c) BANKRUPTCY OF CUSTOMER. Notwithstanding the definite term of this Agreement, it shall be automatically terminated upon the filing of a petition in bankruptcy by Customer, or the appointment of a receiver for Customer, or the adjudication in bankruptcy on an involuntary partition against Customer, or if any general assignment for the benefit of Customer's creditors, of its assets, occurs.

     (d) CHANGE OF CONTROL OF CUSTOMER. If Customer or its stockholders engage in any transaction which amounts to a change of control, including any merger, consolidation, sale of assets, or sale of securities, Customer shall promptly notify Security Union and in such event Security Union may, at its option and upon written notice, terminate this Agreement.

     (e) ASSIGNMENT BY SECURITY UNION. Security Union shall have the right, without Customer's consent, to assign this Agreement: (1) to a corporation with which it may merge or consolidate, (2) to any affiliate of Security Union, or (3) to a purchaser of the line of business to which this Agreement relates. If any such transfer relates to fewer than all of the Counties covered by this Agreement, Security Union may transfer that portion of this Agreement which relates to such County(s).

K.28. BENEFIT OF THE AGREEMENT

     This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

K.29. NO THIRD PARTY BENEFICIARIES

     This Agreement is solely for the benefit of the parties hereto and no third party will have the right or claim to the benefits afforded either party hereunder.

K.30. COMPLIANCE WITH LAWS AND REGULATIONS

     Customer agrees to use information received from Security Union in compliance with all applicable Federal, State and local laws and regulations, including without limitation, the Federal Credit Reporting Act (U.S.C.A. Title 15, Chapter 41, Subchapter III), as amended from time to time.

K.31. SURVIVAL

     Following the expiration or termination of this Agreement, whether by its terms, operation of law or otherwise, all terms, provisions or conditions required for the interpretation of this Agreement or necessary for the full observation and performance by each party hereto of all rights and obligations arising prior to the date of expiration or termination, shall survive such expiration or termination.

K.32. ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the parties pertaining to the subject contained in it and supersedes all prior and contemporaneous Agreements, both oral and written, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement is to be considered a waiver of any other provision, whether or not similar, nor is any waiver to constitute a continuing waiver. No waiver shall be binding unless executed by the party making the waiver.

K.33. SCHEDULES, ADDENDA AND EXHIBITS

     Each of the Schedules, Addenda and Exhibits attached to this Agreement (initially or by way of amendment) are incorporated herein by reference as if set forth in full.

K.34. COUNTERPART EXECUTION

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

K.35. NOTICES

     (a) METHODS AND ADDRESSES. All written notices permitted or required to be given under this Agreement may be personally delivered to the office of the other party(s), or shipped via a nationally recognized overnight courier service or mailed to the office of the other party(s) by Certified United States Mail when addressed to the address set forth under the party's signature.

     (b) EFFECTIVE DATE. Any notice delivered hereunder will be effective on the date delivered when delivered personally or by overnight courier and on the third business day after mailing if mailed by Certified United States Mail.

     (c) CHANGE OF ADDRESS. Either party may, by written notice to the other via first class mail, change the address to which notices are to be sent.


 NOTICES TO SECURITY UNION:                 NOTICES TO CUSTOMER:

 Security Union Title Insurance Company     New Century Title Company
 1007 East Cooley Drive                     3131 Caminio Del Rio North, Ste 1250
 Colton, California  92324                  San Diego, Ca  92108
 Attn: Vice President, General Manager      Attn: Chief Executive Officer

          - and -

 Security Union Title Insurance Company
 245 S. Los Robles, Suite 105
 Pasadena Ca 91101
 Attn: Division Counsel

The parties have executed this Agreement to be effective for each County as of the Commencement Date set forth on the applicable County Schedule.

CUSTOMER:                                 SECURITY UNION:
NEW CENTURY TITLE COMPANY                 SECURITY UNION TITLE INSURANCE COMPANY


BY:                                       BY:
   ------------------------------------      -----------------------------------

TITLE:                                    TITLE:
      ---------------------------------         --------------------------------

DATE:                                     DATE:
     ----------------------------------        ---------------------------------

                                SCHEDULE OF FEES
                 LOS ANGELES, ORANGE, RIVERSIDE, SAN BERNARDINO,
                       SANTA BARBARA, AND VENTURA COUNTIES

The fees as set forth below, shall commence on the Effective Date of this Agreement, which is ___________________ and continue through _________________
and each subsequent term of three years, unless amended and agreed to in writing by both parties.

A. ACCESS CHARGES

     1. INITIAL BACK PLANT CHARGE

          The initial charge to Customer for access to the Back Title Plant shall be Thirty Five Thousand Dollars ($35,000.00) which will be paid in 6 payments of $5,833.33.

     2. MONTHLY BASE FEE
                                     PHASE I

          Until such time as Customer has access to the Data Bases and Title Records for all counties as shown on the Master Schedule, Security Union agrees to charge the monthly base fee(s) per county, as follows:

                                         OPEN ORDERS         OPEN ORDERS
                                         INCLUDED IN         IN EXCESS OF
     COUNTY            BASE FEE     BASE FEE (BASE AMOUNT)    BASE AMOUNT
     ---------         --------     ----------------------    -----------
     Los Angeles      $10,000.00              300                $12.50
     Orange            $8,000.00              200                $12.50
     Riverside         $6,000.00              200                $12.50
     San Bernardino    $6,000.00              200                $12.50
     Santa Barbara     $6,000.00              150                $12.50
     Ventura           $6,000.00              150                $12.50

                                    PHASE II

          At such time when Customer has attained access to all Counties under this Agreement, the charge to Customer for access to the Data Base and Title Records shall be a monthly Base Fee of Forty-Two Thousand Dollars ($42,000.00) for all counties, combined. This base fee shall include up to 1,200 open orders, each month. Open Orders in excess of 1,200 shall be billed as follows:

                 NUMBER OF OPEN ORDERS      FEE PER OPEN ORDER
                 ---------------------      ------------------
                      1 - 1200                  No Charge
                   1201 - 1799                   $12.50
                   1800 and above                $10.00

     3. BASE FEE DISCOUNTS

          Security Union and Customer have agreed that the Counties under this Agreement will have different start dates. Customer agrees to notify

          Security Union in writing of the effective start date of a particular county. During the first six months of the Customer's access to the County, the following discounts shall be applied to the Customer's base fee:

          a.   50% discount off the Base Fee during months 1-3 shall be applied.

          b.   25% discount off the Base Fee during months 4-6 shall be applied.

     4. ON-LINE IMAGE CHARGES

          Customer shall pay Security Union each month for Customer's on-line image access in the prior month according to the following:

        TYPE OF IMAGE     CHARGE     SCAN ON DEMAND IMAGES       CHARGE
        -------------     -------    ---------------------       ------
        Document          $0.35     Documents up to 25 pages     $0.85
        Map               $0.15     Documents up to 49 pages     $1.65
        Starter           $1.00     Documents up to 50 pages     $3.00

     5. DISCOUNTS

          Security Union shall allow Customer a discount based upon the monthly image totals. The discount shall be applied as follows:

          Monthly documents over 25,000 5% discount from total Image charges Monthly documents over 60,000 7% discount from total Image charges Monthly documents over 100,000 10% discount from total Image charges

     6. NETWORK ACCESS

          Security Union shall bill and Customer shall pay a Network Access charge of Four Hundred and Twenty Five Dollars ($425.00) each month, per site.

B. ADDITIONAL SERVICE FEES

     1. PLANT SERVICES

     Security Union will provide personnel and equipment necessary for providing plant services to Customers. Security Union shall bill and Customer shall pay $15.00 per hour, plus copy and messenger costs for these services. Services provided are:

     COPY SERVICES
          CCNR's
          TRI Starters (LA County only)
          Starters
          Maps (Tract, Assessors, Parcel, and Record Survey)
     TRANSLATION SERVICES
          Translations of Documents
          Translations of Starters
     SEARCH PACKAGES
          Residential Search           $75.00 per package
          Commercial/Industrial        $30.00 per hour

     The parties agree that a Search packet does not constitute an abstract of title or an insurance product.

     The following paragraphs shall apply to Security Union's Search Package
     Service:

          (i) WAIVER OF LIABILITY Customer hereby waives any right or rights that it may have or obtained against Security Union in connection with its compiling Search Packages and otherwise providing information under this Agreement, including but not limited to any and all claims for damages, indemnity, loss, liability, attorneys' fees, costs and expenses. Security Union shall not be liable for any action taken or omitted by Security Union. Security Union makes no representations or warranties regarding the completeness of the search packages and/or Databases for any purpose. No other person, firm, or corporation that is not a party to this Agreement shall acquire any rights under this Agreement. Security Union assumes no liability to the Customer, or to any person to whom Customer may furnish any information directly or indirectly.

          (ii) INDEMNITY The Customer shall release, indemnify, defend and hold harmless Security Union and each of its officers, directors, affiliates, employees, nominees and agents to and from any claim, liability, loss, damage or expense (including fees and expenses of inside and outside counsel and accountants of Security Union and/or any third party claimant) of any nature, directly or indirectly arising out of or relating to this Agreement, and the services provided under this Agreement. In no event shall Security Union be liable for (i) special, consequential, punitive or similar damages, or (ii) the actions or omissions, whether constituting negligence, willful misconduct, or otherwise, of any person who is not a party to this Agreement.

     2. TAX SEARCH AND COURT SERVICE FEE. Customer agrees to pay to Title-Tax, monthly, an access fee to obtain access to the retrieval of the information contained in the Tax Plant and for the customer services described herein.

          (i) The access fee shall be Six Dollars ($6.00) per order, for the first six contiguous parcels. The fee for each additional parcel over six contiguous parcels per order shall be $.50 each. No fee shall be charged for partial tax searches (current taxes only).

          (ii) During the period of this Agreement starting July 1, 2000 and each July 1 thereafter, the access fee shall be set in accordance with the provisions of Paragraph 1(iv) below.

          (iii) REIMBURSEMENT OF EXPENSES. Customer agrees to reimburse Title-Tax, monthly, for any out-of-pocket expenses incurred by Title-Tax. "Out-of-pocket expenses" means any amount paid by Title-Tax on behalf of Customer. Such out-of-pocket expenses shall be billed monthly by Title-Tax to Customer. Such billing is to be paid by Customer within ten (10) days of the receipt thereof.

          (iv) INCREASE TO ACCESS FEE. The access fee and additional parcel fee as described at Paragraph 1(i) above, shall be increased annually on July 1 (first adjustment year 2000) by the percentage amount indicated by the annual change in the Consumer Price Index for urban wage earners and clerical workers for the Los Angeles/Anaheim/Riverside Area of the State of California, as compiled by the U.S. Department of Labor, Bureau of Labor Statistics ("Index") for the twelve (12) months immediately preceding the adjustment date.

     2. TICOR STARTERS FEES.

          Security Union shall bill Customer and Customer shall pay To Security Union, Twelve Dollars and Fifty Cents ($12.50) per Ticor Starter requested and supplied by Security Union. The minimum monthly fees shall be due and payable regardless of whether or not Customer requests any Starters.

3. SPACE USE AT SECURITY UNION'S TITLE PLANT FACILITIES.

          Security Union shall provide and bill Customer on a monthly basis and Customer shall pay Security Union monthly, for the space occupied by Customer's personnel, equipment and furniture at Security Union's Title Plant facility.

          a. SQUARE FOOTAGE RATE. The initial space use charge per facility shall be as follows:

               TITLE PLANT FACILITY               CHARGE PER SQUARE FOOT
               --------------------               ----------------------
                   Chatsworth                            $2.00
                   Colton                                $1.75
                   Orangewood                            $1.80
                   San Diego                             $

               Adjustments shall be made to the space use charge effective the first day of the months listed below each year of the current term and each year of any additional terms of the Agreement:

               TITLE PLANT FACILITY               FIRST ADJUSTMENT DATE
               --------------------               ---------------------
                   Chatsworth                         September 2000
                   Colton                             December 1999
                   Orangewood                         June 2000
                   San Diego                          January 2000

               The adjustment in the charge shall be an increase or a decrease as necessary to adjust the space use charge to an amount equal to the actual average square foot building expense of the prior twelve month period and the rent rate to be paid by Security Union during the succeeding twelve month period. Building expenses shall include, but not be limited to: utilities, music/paging system, janitorial and refuse service, building, parking lot, rest room, heating and air conditioning maintenance, together with a ten percent (10%) administrative charge and rent.

          b. MINIMUM SPACE USE CHARGE. Customer has designated the following square feet per facility as initial space use requirements:

               FACILITY                           SQUARE FEET
               --------                           -----------
               Chatsworth                            - 0 -
               Colton                                - 0 -
               Orangewood                            - 0 -
               San Diego                             - 0 -

               Customer shall pay Security Union a minimum space use charge based upon this initial space requirement. Customer's space use may be increased, if available and Customer shall pay for increased space at the same square footage rate as for the minimum space. The space use minimum may be decreased only if Security Union has a substitute use or other need for such decreased amount of space. Any decrease in the minimum space must be agreed to in writing by both parties.

     4. CORPORATIONS, LIMITED PARTNERSHIP AND NOTARY INQUIRY SYSTEM ("CPN").

          The initial charge for inquiries into the CPN database shall be $2.45 per each inquiry. Security Union reserves the right to review and to increase this fee annually after providing Customer with thirty (30) days written notice of such increase.

Access to the above referenced services, information and records relating to the counties selected is granted to Customer in accordance with the terms and conditions of the referenced Access Agreement between Customer and Security Union.
Additional Provisions:

1) LOS ANGELES COUNTY STARTER FILM EXCHANGE: CUSTOMER agrees to join in and be bound by the terms and conditions of the "Starter Film Exchange Agreement" dated April 1, 1980, between Title Records Inc. And SAFECO Title Insurance Company (now Security Union Title Insurance Company), and any existing and future amendments and reinstatements of the Starter Film Exchange Agreement.
2) LOS ANGELES COUNTY CANCELED AND CLOSED TITLE ORDERS: Customer agrees to note canceled Title Orders on its 180 day report of open orders and return the list to Security Union by the 25th day of each month. Information to eliminate or purge "open order" postings of Customer's closed and canceled Title Orders from Security Union's computer system are to be keyed by Security Union.
3) ALL OTHER COUNTIES - CANCELED AND CLOSED TITLE ORDERS: Customer agrees to purge the "open order" file in Security Union's computer system at the close or cancellation of each of its Title Orders. Information to eliminate or purge "open order postings of Customer's closed and canceled Title Orders from Security Union's computer system is to be keyed by Customer at Customer's remote PCs.
4) ORANGE, RIVERSIDE AND SAN BERNARDINO COUNTY JOINT PLANTS: Access to the above referenced services, information and records relating to any or all of these counties, if selected, is granted to Customer in accordance with and is subject to the terms and conditions of the Joint Title Plant Agreement(s) and Computer Service Agreement(s) between Security Union and the undersigned co-owners.

Customer:                                Security Union:
NEW CENTURY TITLE COMPANY                SECURITY UNION TITLE INSURANCE COMPANY

By:                                      By:
   --------------------------------         ------------------------------------
Title:                                   Title:
      -----------------------------            ---------------------------------
Date:                                    Date:
     ------------------------------           ----------------------------------